Exhibit 21.1
Echo Global Logistics, Inc.
Subsidiaries of the Company

Name of Subsidiary	State of Incorporation

Transportation Resource Group, LLC	Delaware

Expert Transport LLC	Delaware

Echo/TMG Holdings, LLC	Delaware

Echo/Bestway Holdings, LLC	Delaware

Echo/FMI Holdings LLC	Delaware

Echo/RT Holdings LLC	Delaware

Echo/DSI Holdings LLC	Delaware

Echo/Lubenow Holdings	Delaware

Echo/RGA Holdings LLC	Delaware

Echo/FLI Holdings LLC	Delaware

Echo/DNA Holdings LLC	Delaware

Echo/Nationwide Holdings LLC	Delaware

Echo/Advantage Holdings LLC	Delaware

Echo/Trailer Transport Systems	Delaware

Echo/ Purple Plum Holdings LLC	Delaware

Echo/Tennessee Holdings LLC	Delaware

Echo/SFS Holdings LLC	Delaware

Echo/Open Mile LLC	Delaware